Exhibit 99

PPG Industries

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record earnings for any quarter

Second quarter earnings per share $2.12, quarterly sales up 15 percent to $4 billion

PITTSBURGH, July 21, 2011 – PPG Industries (NYSE:PPG) today reported sales for the second quarter 2011 of $4.0 billion, an increase of 15 percent versus the prior year’s second quarter. Each major region and reporting segment achieved volume and price gains. Net income for the quarter increased to $340 million, or $2.12 per diluted share. Second quarter 2010 sales were $3.5 billion, and net income was $272 million, or $1.63 per diluted share.

“Our strong execution during the quarter enabled us to deliver excellent financial performance, including record earnings for any quarter,” said Charles E. Bunch, PPG chairman and CEO. “We implemented further pricing initiatives and managed our businesses aggressively to overcome continued input cost inflation, a global economy that has only partially recovered and several transitory impacts to some businesses’ volumes early in the quarter. Our strong performance underscores the benefits of our broad end-use market reach and the global business portfolio we have built,” Bunch said.

Bunch noted that April was the weakest month in the quarter, with negative year-over-year company volumes due to several issues including the full brunt of automotive OEM industry production curtailments due to supplier disruptions related to the March earthquake and tsunami in Japan, poor weather-related architectural painting conditions in the United States, and production downtime in the Commodity Chemicals segment. “Our sales volumes rebounded soundly after April, with most segments realizing mid-single-digit percentage volume gains in May and June versus last year,” he said.

“Our coatings segments delivered excellent results. The Performance Coatings segment established a new all-time earnings record, and the Industrial Coatings segment earnings matched the previous record. This was done despite operating margins for these segments that dropped modestly versus last year as a result of the weakened April volumes and an architectural customer bankruptcy charge,” Bunch said. He stated that coatings margins in May and June were consistent with the prior year, as volume growth resumed and prices were increased in all eight coatings businesses to counter inflationary pressures.

The company’s Optical and Specialty Materials segment achieved record quarterly sales and earnings, according to Bunch, with further geographic expansion as increased advertising capitalized on high-growth opportunities in emerging regions. Sales in the Commodity Chemicals segment grew due to higher pricing and earnings doubled, despite increased maintenance costs and lower facility utilization due to scheduled and unscheduled downtime. Glass segment results were up notably versus last year based on improved fiber glass pricing, he added.

“We anticipate the global economic recovery will continue, although at its current uneven pace,” Bunch said. “The resumption of automotive OEM production and our position in high-growth businesses and regions, such as aerospace and Asia/Pacific, will supplement PPG’s growth in the remainder of the year.” He noted that although inflation has moderated somewhat, PPG intends to secure additional pricing in businesses where it has been unable to fully offset inflation despite aggressive cost management and further pricing actions this past quarter. These factors are expected to be coupled with continued positive price trends in the Commodity Chemicals segment, he said.

“Lastly, we are continuing to utilize our strong cash position. In the second half of the year, we expect to deploy $500 million to $1 billion of cash focused on earnings accretion, and we will continue our heritage of returning cash to our shareholders.” Bunch said that over the past 12 months, the company has returned 100 percent of cash generated from operations to shareholders in the form of dividends and share repurchases.

PPG reported today that it ended the quarter with approximately $1.25 billion in cash and short-term investments. During the quarter, the company finalized the acquisitions of Equa-Chlor and Ducol Coatings and announced its agreement to acquire Dyrup A/S.

Included in the company’s second quarter Architectural Coatings – EMEA (Europe, Middle East and Africa) segment results is a charge of approximately $9 million related to the second quarter bankruptcy filing of a U.K.-based “do-it-yourself” (DIY) home center customer. This charge was offset by a $9 million net benefit stemming primarily from a bargain purchase gain reflecting the excess of the fair value of the net assets acquired from Equa-Chlor during the quarter over the price paid. This benefit was itemized separately in the company’s segment reporting and is not included in the company’s Commodity Chemicals segment results.

Performance Coatings segment sales for the quarter were $1.2 billion, up $119 million, or 11 percent, versus last year’s second quarter. Each business delivered higher selling prices, and foreign currency translation aided segment sales. Overall segment volumes were flat with improved volumes in aerospace and automotive refinish offsetting lower architectural coatings volumes, due principally to the impact of poor weather conditions in April. Segment earnings grew $14 million to an all-time quarterly record of $204 million, reflecting the benefit from the higher sales, as higher selling prices and lower overhead costs further countered persistent raw material cost inflation.

Industrial Coatings segment sales rose $136 million, or 14 percent, to $1.1 billion versus last year’s second quarter. Despite automotive OEM industry production curtailments stemming from the Japan crisis, the segment realized volume growth in the quarter, with Asia/Pacific posting the highest regional growth rate followed by Europe. Each business achieved higher pricing, and favorable currency translation added 8 percent to year-over-year sales. Segment earnings for the quarter were $115 million, an increase of $3 million from the prior year’s second quarter as volume and price gains were coupled with aggressive cost management to offset cost inflation.

Sales for the Architectural Coatings – EMEA segment for the quarter of $611 million increased $111 million, or 22 percent, versus the prior year. Foreign currency translation represented two-thirds of the increase, with positive volume and price accounting for the remainder. Segment earnings of $50 million matched the prior year. Positive results from volume growth, strong cost controls and currency translation were countered by the $9 million charge stemming from the bankruptcy filing of the U.K.-based home center customer.

The Optical and Specialty Materials segment delivered record quarterly sales and earnings. Segment sales were $326 million for the quarter, up $25 million, or 8 percent, versus the prior year. Segment earnings improved $4 million to $90 million, as the benefit from higher sales, including 30 percent growth in emerging regions, partly offset growth-focused increases in selling and advertising costs.

Commodity Chemicals segment sales were $470 million for the quarter, increasing $110 million, or 31 percent, versus the prior year largely due to higher pricing. These higher prices were also a key factor in segment earnings growing to $106 million, up $53 million, despite notably higher maintenance costs due to planned and unplanned outages.

Glass segment sales were $274 million, up $27 million, or 11 percent, compared with the prior year as a result of improved volumes, fiber glass pricing and favorable foreign currency translation. Segment income was $29 million, an improvement of $13 million.

PPG: BRINGING INNOVATION TO THE SURFACE. (TM)

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 60 countries around the world. Sales in 2010 were $13.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, July 21. The company will hold a conference call to review its second quarter financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-730-5770; international, 857-350-1594; passcode 48384454. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, July 21, beginning at approximately 5 p.m. ET, through Thursday, Aug. 4, at 5 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 71605887. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 5 p.m. ET, today, July 21, 2011, through Friday, July 20, 2012.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended June 30		6 Months Ended June 30
	2011	2010	2011	2010
Net sales	$3,986	$3,458	$7,519	$6,584
Cost of sales, exclusive of depreciation and amortization (Note A)	2,417	2,076	4,544	4,020
Selling, R&D and administrative expenses (Note A)	939	842	1,839	1,665
Depreciation	88	85	174	174
Amortization	31	30	62	62
Interest expense	55	46	108	91
Asbestos settlement - net	3	3	6	6
Other (earnings)/charges - net (Note B)	(47)	(36)	(65)	(52)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	500	412	851	618
Income tax expense (Note C)	128	111	220	258

Net income attributable to the controlling and noncontrolling interests	372	301	631	360
Less: Net income attributable to noncontrolling interests	(32)	(29)	(63)	(58)

NET INCOME (ATTRIBUTABLE TO PPG)	340	272	568	302

Earnings per common share (attributable to PPG)	$2.15	$1.64	$3.57	$1.82

Earnings per common share (attributable to PPG) - assuming dilution	$2.12	$1.63	$3.52	$1.81

Average shares outstanding	158.2	165.4	159.4	165.6

Average shares outstanding - assuming dilution	160.3	166.6	161.5	166.8

Note A:

Includes charges taken during the three months ended June 30, 2011 associated with an Architectural Coatings — EMEA (Europe, Middle East and Africa) customer bankruptcy. The charges totaled approximately $9 million.

Note B:

Includes a $9 million net benefit stemming primarily from a bargain purchase gain, reflecting the excess of the fair value of the net assets acquired from Equa-Chlor during the quarter over the price paid.

Note C:

The calculated tax rate for the three months ended June 30, 2011 of 25.6 percent includes the benefit from the nontaxable bargain purchase gain of approximately $9 million resulting from an acquisition. The effective rate on the remaining second quarter 2011 pretax earnings was 26 percent.

Income tax expense for the six months ended June 30, 2010, includes expense of $85 million resulting from the reduction of our previously provided deferred tax asset related to our liability for retiree medical costs. The deferred tax asset was reduced due to U.S. tax law changes in health care legislation enacted by Congress in March 2010 that included a provision to reduce the amount of retiree medical costs that will be deductible after December 31, 2012. The remaining tax expense for the six months ended June 30, 2010, of $173 million represents an effective tax rate on pretax earnings of approximately 28 percent.

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30 2011	June 30 2010	Dec. 31 2010
($ in millions)
Current assets:
Cash and cash equivalents	$982	$784	$1,341
Short-term investments	263	11	637
Receivables - net	3,345	2,781	2,778
Inventories	1,821	1,541	1,573
Other	828	769	729

Total current assets	$7,239	$5,886	$7,058

Current liabilities:
Short-term debt and current portion of long-term debt	$111	$59	$28
Asbestos settlement	603	545	578
Accounts payable and accrued liabilities	3,208	2,769	3,019

Total current liabilities	$3,922	$3,373	$3,625

Long-term debt	$3,613	$3,017	$4,043

PPG OPERATING METRICS (unaudited)

	June 30 2011	June 30 2010	Dec. 31 2010
($ in millions)
Operating Working Capital (a)
Amount	$3,197	$2,802	$2,595
As a percent of quarter sales, annualized	20.0%	20.3%	19.2%

(a)	Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor’s liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended June 30		6 Months Ended June 30
	2011	2010	2011	2010
	(millions)		(millions)
Net sales
Performance Coatings	$1,230	$1,111	$2,282	$2,076
Industrial Coatings	1,075	939	2,100	1,832
Architectural Coatings - EMEA	611	500	1,082	936
Optical and Specialty Materials	326	301	634	585
Commodity Chemicals	470	360	889	688
Glass	274	247	532	467

TOTAL	$3,986	$3,458	$7,519	$6,584

Segment income
Performance Coatings	$204	$190	$343	$317
Industrial Coatings	115	112	231	213
Architectural Coatings - EMEA	50	50	62	61
Optical and Specialty Materials	90	86	180	168
Commodity Chemicals	106	53	203	56
Glass	29	16	55	13

TOTAL	594	507	1,074	828
Legacy items (Note A)	(11)	(9)	(37)	(30)
Interest expense, net of interest income (Note B)	(44)	(38)	(87)	(75)
Acquisition-related gain, net (Note C)	9	—	9	—
Other unallocated corporate expense (Note D)	(48)	(48)	(108)	(105)

INCOME BEFORE INCOME TAXES	$500	$412	$851	$618

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges which are considered to be unusual or nonrecurring. Legacy items also include equity earnings from PPG’s approximately 40 percent investment in the former automotive glass and services business. Beginning in 2011, the earnings impact of adjustments to the company’s proposed asbestos settlement liability will be presented in Legacy items. Prior year amounts have been conformed to this presentation. The amount of this charge for the three and six months ended June 30, 2011, was equal to the prior year amount.

Note B:

The year-over-year higher net interest cost is due to PPG’s November 2010 $1 billion debt issuance.

Note C:

Represents a second quarter 2011 net benefit stemming primarily from a bargain purchase gain, reflecting the excess of the fair value of the net assets acquired from Equa-Chlor during the quarter over the price paid.

Note D:

Beginning in 2011, unallocated stock-based compensation costs will be reported as part of Other unallocated corporate expense. Prior year amounts have been conformed to this presentation. The amount of this charge for the three and six months ended June 30, 2011, was comparable to the prior year amount.